FIRST UNION 1999 EARNINGS OUTLOOK REVISED TO $3.40 TO $3.50 PER SHARE

             A YEAR OF TRANSITION, CONSOLIDATION AND STRATEGIC FOCUS

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Charlotte, N.C - First Union Corporation (NYSE: FTU) announced today that following a strategic review and analysis, it expects earnings for 1999 will be in the range of $3.3 billion to $3.4 billion, or $3.40 to $3.50 per share. The new outlook compares with the earnings goal of approximately $4.00 per share that the company had communicated earlier this year. For the second quarter of 1999, earnings are expected to be in the range of $770 million to $800 million, or 80 to 83 cents per share. This outlook for the quarter and the year excludes the previously announced non-recurring gains of 8 cents per share in the second quarter of 1999 and 20 cents per share for the year. It also excludes merger-related and restructuring charges.

In 1998 First Union reported earnings excluding merger-related and restructuring charges of $3.7 billion, or $3.77 per share, which included approximately 50 cents more per share of noncore earnings than is anticipated for 1999.

"In 1999, the company's fundamental operations are strong, as evidenced by an estimated 20 percent return on shareholders' equity. However, in 1999 we are faced with overcoming the impact of substantial 1998 unusual, noncore earnings items, major acquisition integration and acceleration of spending for major new strategic initiatives as we deploy a new business model," said Edward E. Crutchfield, First Union's chairman and CEO.

"This is an important transition year as we strategically reposition our company for the future," he added. "We are compressing a number of initiatives and acquisition consolidation into a short timeframe. In addition, with the developing roles of Capital Markets and Capital Management, Future Bank and now the expansion of the Internet channel, we are deploying a new business model that no longer includes bank acquisitions as a fundamental part of our strategy.

"In a time of exponential change, we believe that long-range profitability and success require investment for the future - even though 1999 earnings will be affected," Crutchfield concluded.

The revised earnings outlook for 1999 includes annual core revenue growth of approximately 6 to 7 percent and annual expense growth of approximately 3 percent. The resulting 20 percent return on shareholders' equity would rank among the best of the nation's 20 largest banking companies. The company remains committed to its previously announced long-term Financial Performance Guidelines.

                            REVISED EARNINGS OUTLOOK

Contributing factors to the company's revised earnings outlook for 1999 of $3.40 to $3.50 per share include:

o        REVENUE-RELATED FACTORS OF 27 TO 32 CENTS PER SHARE:


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1)       CORESTATES

Revenue growth in the former CoreStates territory lags original expectations due to acquisition integration and the concurrent implementation of the Future Bank.

2)       FUTURE BANK

The Future Bank project represents a major redesign of First Union's traditional distribution channel and transition to an Internet strategy. Implementation of Future Bank includes approximately 25,000 people throughout 2,400 branches and involves over 800,000 hours of training as branch sales personnel are selected, trained and become seasoned in their new roles. The Future Bank implementation, when coupled with new delivery channels such as the Internet, will in time dramatically change the configuration of the traditional branch channel.

3)       SECURITIES GAINS

The company, which has taken $25 million in securities gains in 1999, does not plan to take the additional securities gains in 1999 contemplated in the previous outlook.

o        EXPENSE-RELATED FACTORS OF 21 TO 28 CENTS PER SHARE:

1)       INTERNET

Further development of First Union's distribution channels includes an accelerated Internet expansion strategy. The company expects to double the number of Internet customers from 700,000 currently to more than 1-1/2 million by year-end 1999. The company's goal is to grow that number to 5 million by 2001.

2)       EVEREN

The previously announced acquisition of EVEREN will give First Union a nationwide brokerage distribution platform and is an important part of the company's new asset gathering and securities distribution model.

3)      LOAN LOSS PROVISION

First Union expects that its loan loss provision will be approximately
$90 million to $110 million above its earlier outlook of $600 million. At this level the provision would approximate expected net charge-offs of 0.48 to 0.52 percent of loans. This would rank among the best net charge-off ratios of the nation's 20 largest banking companies.

4)      MISCELLANEOUS

In addition, the revised outlook includes other miscellaneous items, principally expenses, amounting to 7 to 10 cents per share.

                                 STRATEGIC FOCUS

First Union's new business model is premised on expanding its distribution capabilities, including building an Internet presence second to none in the financial services industry. The new model is also premised on nationwide brokerage activities provided by Wheat First Union, EVEREN and First Union Brokerage. The company expects continued investment in products, distribution and "intellectual capital" to support an integrated Capital Markets and Capital Management strategy.

First Union's transformation to a new business model requires significant investments of approximately $500 million in 1999 in First Union Capital Markets, Capital Management, Future Bank and the Internet. These investments, which are embedded in the revised outlook, are expected to provide a platform for core revenue growth in 2000 of approximately 10 percent.


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Earnings in the company's Capital Markets and Capital Management businesses are expected to grow at a double digit rate annually over the next five years.

                            STOCK REPURCHASE PROGRAM

First Union today also announced a new authorization to repurchase up to 50 million shares of its common stock.

First Union (NYSE:FTU) is a leading provider of financial services to more than 16 million customers throughout the East Coast and the nation. At March 31, 1999, First Union had assets of $223 billion and total stockholders' equity of $16 billion. The company operates full-service banking offices in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C.

This news release contains various forward-looking statements. A discussion of various factors that could cause First Union's actual results to differ materially from those expressed in such forward-looking statements is included in First Union's filings with the SEC, including a Current Report on Form 8-K dated May 25, 1999.